Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. DECLARES DIVIDEND OF $0.12 PER SHARE

AND REPORTS RESULTS OF OPERATIONS FOR THE THREE AND NINE

MONTH PERIODS ENDED SEPTEMBER 30, 2004

ATLANTA, November 9, 2004, – HomeBanc Corp. (NYSE : HMB ) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), announced today that its board of directors has declared a dividend of $0.12 per share of common stock for the quarter ended September 30, 2004, based on REIT taxable earnings of $5.4 million. The third quarter dividend will be paid on November 30, 2004 to shareholders of record on November 19, 2004. The Company also reported consolidated results of operations for the three and nine month periods ended September 30, 2003 and 2004, for the Company. The consolidated results of operations include results of operations for Homebanc Mortgage Corporation (“HomeBanc Mortgage”), the Company’s wholly-owned taxable REIT subsidiary.

The Company completed its initial public offering on July 19, 2004 and intends to make an election to be taxed as a REIT for the taxable year ending December 31, 2004.

Historically, HomeBanc Mortgage sold substantially all of the mortgage loans it originated. In anticipation of the Company’s initial public offering and election to be taxed as a REIT, beginning in February 2004 the Company began holding for investment a majority of the prime quality adjustable-rate mortgage loans that it originates. During the quarter ended September 30, 2004, the Company operated as a REIT for only the last 74 days since its initial public offering. The Company’s results of operations reported today reflect this change in the Company’s business strategy as a result of the initial public offering.

Highlights include:

•	First quarterly dividend declared of $0.12 per share;

•	REIT taxable earnings of $5.4 million for the three months ended September 30, 2004;

•	Total GAAP consolidated pre-tax loss of $20.2 million and $47.7 million, respectively, for the three and nine months ended September 30, 2004 due to the elimination of gain on sale of loans retained;

•	Total GAAP consolidated net loss of $19.8 million and $36.2 million, respectively, for the three and nine month periods ended September 30, 2004;

•	Portfolio assets increased to $2.0 billion at September 30, 2004; and

•	Mortgage origination volume of $1.43 billion for three months ended September 30, 2004.

Patrick S. Flood, HomeBanc Chairman and CEO, commented, “We have just completed our first quarter operating under our new business model as a public REIT. Despite the challenges of being newly public and going through four hurricanes in one of our primary markets, we are proud that our performance has enabled us to declare our first quarterly dividend of $.12 per share. Our reported GAAP loss for the period was large due to our pre-IPO accumulation of loans. We expect this loss to be reduced in upcoming quarters as we continue to build income from retained loans. We believe our current business model provides the most efficient way to finance mortgage loans, but will continue to look at ways to increase GAAP earnings while avoiding undue balance sheet risk. Overall, we accomplished our targeted goals for our first quarter as a public company.”

Third Quarter Results

The Company’s REIT taxable earnings for the three months ended September 30, 2004 were $5.4 million. REIT taxable earnings is a non-GAAP financial measure. The most comparable GAAP measure is consolidated GAAP earnings. Federal tax laws calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated GAAP earnings. We are required to distribute at least 90% of our REIT taxable income to qualify as a REIT.

Total consolidated revenues decreased $19.2 million to $11.4 million for the third quarter of 2004, due mostly to revenue from gain on sale of mortgage loans decreasing $20.5 million for the three months ended September 30, 2004 from $26.9 million for the same period in 2003. This decrease was primarily due to the Company’s change in strategy to generally hold for investment, rather than sell, the prime quality adjustable-rate mortgages (“ARMs”) that it originates. During the third quarter, the Company retained, instead of selling, $2.0 billion of loans that were transferred to the REIT investment portfolio; likewise during the quarter, the Company completed its first securitization of loans held in its loan portfolio. The transaction was accounted for as debt for financial accounting and federal income tax purposes; therefore, no gain on sale was reported. The Company estimates that had the transaction been treated as a sale, approximately $30 million of gain on sale would have been realized in the period.

Total operating expenses for the three months ended September 30, 2004 increased $7.8 million, or 33%, to $31.6 million compared to the same period in 2003. Included in this increase for the September 30, 2004 period is $3.8 million in salaries and employee benefits, of which approximately $0.9 million is related to employee stock compensation. In addition, approximately $3.2 million of the expense increase is related to the continued expansion of our strategic marketing alliances as well expenses incurred in becoming a public company. The Company has signed 45 alliances, or a 47% growth in alliance relationships, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The total number of locations for strategic marketing alliances has increased 48% to 266 locations at September 30, 2004 as compared to 180 locations at September 30, 2003.

Total pre-tax consolidated net loss for the period was $20.2 million and was driven by the method by which revenue is recognized after the change in our strategy noted above. For GAAP purposes, no gain on sale is recognized on loans transferred to the REIT investment portfolio. However, for tax purposes loans sold to the REIT investment portfolio are transferred at fair value, based on a transfer pricing study, resulting in a taxable gain on sale at HomeBanc Mortgage, our taxable REIT subsidiary (TRS). Two billion ($2.0 billion) of loans were transferred to the REIT portfolio in the period, of which $1.0 billion were loans accumulated by HomeBanc Mortgage prior to the initial public offering and the creation of the REIT. As a result, HomeBanc Mortgage had a small taxable loss during the period. As a REIT, HomeBanc is not consolidated with its TRS subsidiaries, and the REIT separately pays no federal income tax. Therefore negligible tax benefit was recognized on a consolidated basis in the period.

The following is the reconciliation of GAAP losses to REIT taxable income for the three and nine months ended September 30, 2004:

(In thousands)	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004
REIT Taxable Income	$5,443	$5,443
Taxable REIT Subsidiaries Taxable Income	(936)	(27,866)
GAAP Eliminations	(24,317)	(13,807)

Consolidated GAAP Loss	($19,810)	($36,230)

Because of the tax requirements on distributions, management believes that REIT taxable earnings is an additional meaningful measure of the Company’s operating performance. The Company uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of the Company’s common stock.

Portfolio assets, consisting of loans held for investment, increased to $2.0 billion from $1.0 billion for the quarter ended September 30, 2004 over the quarter ended June 30, 2004. The net interest margin for the portfolio was 1.25% on September 30, 2004. Duration gap for the portfolio as measured by the net interest reset period was approximately 3.2 months at the period end. The following table details the composition of the portfolio as of September 30, 2004:

Type	($000s)%
1 Month. LIBOR ARMs	$366	18.2%
6 Month LIBOR ARMs	1,175	58.4%
3/6 Hybrid ARMs	113	5.6%
5/6 Hybrid ARMs	260	12.9%
Other	99	4.9%

Total	$2,013	100.0%

Origination Activity

The Company’s total mortgage origination volume for the three months ended September 30, 2004 decreased 14% compared to the same period of 2003, and for the first nine months of 2004 were 8% less than in the same period of 2003. According to Mortgage Bankers Association (MBA) Finance Forecast, total originations for the industry were down approximately 40% and 26%, respectively, compared to the three and nine months ended September 30, 2003.

Purchase money mortgage volume increased 6% and 15%, respectively, for the three and nine months ended September 30, 2004 compared to the same periods of 2003. The Company’s purchase money mortgage volume for the nine months ended September 30, 2004 accounted for 79% of its total loan volume compared to the industry average of 55%. The Company’s refinance mortgage volume decreased 58% and 49%, respectively, for the three and nine months ended September 30, 2004 compared to the same periods of 2003.

The Company’s adjustable-rate loan volume increased 30% and 41%, respectively, for the three and nine months ended September 30, 2004 over the same period of 2003. The industry average according to Mortgage Bankers Association Finance Forecast for adjustable-rate loan volume was unchanged and increased 35%, respectively, for the three and nine months ended September 30, 2003. The Company’s fixed rate loan volume decreased 66% and 60%, respectively, for the three and nine months ended September 30, 2004 as compared to the same periods of 2003. The Mortgage Bankers Association estimates that the industry’s fixed rate loan volume was down 50% and 41%, respectively, for the three and nine months ended September 30, 2004 compared to 2003.

The following table describes the Company’s total mortgage originations for the three and nine month periods ended September 30, 2004 and 2003, respectively:

	3 Months ended September 30,			9 Months ended September 30,
	2004	2003	% Change	2004	2003	% Change
	(Dollars in billions)
Purchase Money Loans	$1.2	$1.1	6%	$3.4	$3.0	15%
Refinance Loans	$0.2	$0.5	(58%)	$0.9	$1.7	(49%)

Total Originations	$1.4	$1.6	(14%)	$4.3	$4.7	(8%)

The following table provides product mix data for the periods reported:

	3 Months ended September 30,			9 Months ended September 30,
	2004	2003	%Change	2004	2003	%Change
	(Dollars in billions)
Adj. Rate Loans	$1.2	$0.9	30%	$3.4	$2.4	41%
Fixed Rate Loans	$0.2	$0.7	(66%)	$0.9	$2.3	(60%)

Total	$1.4	$1.6	(14%)	$4.3	$4.7	(8%)

According to Flood, “While the Company’s total loan volume is 8% lower for the first nine months of 2004 compared to the same period in 2003, it is down significantly less than the overall mortgage banking industry. HomeBanc continues to focus on the areas that have made the Company successful over its over 20 year history, with emphasis on increasing our strategic marketing alliances and generating high quality assets through our purchase mortgage products.”

The Company estimates the following effects due to the hurricane-related disruptions in Florida, one of the Company’s core markets:

•	Third quarter loan origination volume decreased approximately $50 million due to delayed loan closings.

•	Total loan production, after taking into account the $50 million of loans whose closing has been delayed from the third quarter, may be reduced by $100 million to $150 million in the fourth quarter.

•	The Company’s second securitization transaction was delayed one month, increasing interest expense and giving rise to higher expenses incurred for property re-inspections.

The impact is estimated to be a $0.01 to $0.02 per share reduction in REIT taxable earnings for the fourth quarter of 2004.

Securitization Activity

Since its initial public offering, the Company has continued its strategy, begun in early 2004, of selling a majority of the fixed-rate mortgage loans that it originates but holding for investment generally all of the prime quality adjustable-rate mortgage loans that it originates. The Company seeks to finance these holdings through securitization transactions treated as debt for financial accounting and federal income tax purposes. The securitization debt bears interest at an adjustable rate based on the LIBOR rate of interest, as do the ARMs financed by this debt. The securitization debt also amortizes at the same rate as the underlying ARMs. This approach provides the Company with matched-funded, long-term financing at lower costs than short-term debt facilities such as those used by the Company’s predecessors to aggregate loans in anticipation of the initial public offering.

On July 30, 2004, the Company completed its first public offering through HomeBanc Mortgage Trust 2004-1 of approximately $965.0 million of notes backed by adjustable-rate, residential first mortgage loans. HMB Acceptance Corp., a HomeBanc subsidiary, retained approximately $24.1 million of notes and certificates representing the equity interest in the trust, or 2.4% of the loans financed. This trust held $992.7 million of ARMs at July 30, 2004.

On October 29, 2004, the Company completed its second public offering through HomeBanc Mortgage Trust 2004-2 of approximately $876.8 million of notes backed by adjustable rate, residential first mortgage loans. HMB Acceptance Corp., a HomeBanc subsidiary, retained approximately $18.0 million of notes and certificates representing the equity interest in the trust, or 2.0% of the loans financed. This trust holds approximately $897.9 million of ARMs.

Dividend Reinvestment and Stock Purchase Plan

The Company also announced the adoption of the Company’s dividend reinvestment and stock purchase plan. “We are pleased to offer this opportunity for shareholders to reinvest their dividends or purchase additional shares of stock,” said Flood. SunTrust Bank will act as the plan administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting SunTrust Bank at 800-568-3476.

Conference Call

HomeBanc Corp. will host a conference call on Wednesday, November 10, 2004 at 10:30 a.m. eastern time, to discuss third quarter results. The conference call dial-in number is 800-240-4186. You may also listen to the call on www.FullDisclosure.com and on the HomeBanc Corp. website at www.homebanc.com . PowerPoint slides to accompany the conference call are available on the Company’s website under Investor Relations – Financial Reports and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until November 24, 2004. An audio replay will also be available until November 24, 2004, by dialing 800-405-2236 and providing access code 11013955.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. intends to make an election to be taxed REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s guidance for the fourth quarter; expectations about reductions in GAAP losses; loan origination volume during the fourth quarter and subsequent periods; estimates of potential gain on sale that may have been realized if loans held for investment had been sold; the impact on the Company of the hurricane-related disruptions; estimates of potential annual real estate selling volume from our strategic marketing alliances; and its ability to achieve continued success in execution of its strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production and its interest sensitive assets and liabilities; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of its mortgage loans that are sold to third parties; risks related to its execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

HomeBanc Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)
	(Amounts in thousands, except share data)
Revenues:
Net gain on sale of mortgage loans	$6,371	$26,883	$33,789	$71,176
Other revenue	2,358	259	4,104	456
Interest income	19,644	8,125	36,570	20,697
Interest expense	(15,869)	(4,690)	(28,069)	(12,886)

Net interest income	3,775	3,435	8,501	7,811
Provision for loan losses	1,095	—	1,659	—

Net interest income after provision for loan losses	2,680	3,435	6,842	7,811

Total revenues	11,409	30,577	44,735	79,443
Expenses:
Salaries and employee benefits, net	14,235	10,412	39,997	28,927
Marketing and promotions	6,263	4,444	17,097	11,850
Occupancy and equipment expense	3,965	3,208	16,872	8,915
Depreciation	1,606	1,248	4,304	3,225
Interest expense, other	123	511	869	1,296
Minority interest	89	26	163	49
Other operating expense	5,303	3,968	13,136	9,830

Total expenses	31,584	23,817	92,438	64,092

(Loss) income before income taxes	(20,175)	6,760	(47,703)	15,351
Income tax (benefit) expense	(365)	2,988	(11,473)	6,361

Net (loss) income	$(19,810)	$3,772	$(36,230)	$8,990

Net (loss) income applicable to common shares	$(19,810)	$3,772	$(36,230)	$8,990

Net (loss) income per common share outstanding:
Basic and diluted	$(0.61)	$0.60	$(2.37)	$1.45
Weighted average common shares outstanding:
Basic and diluted	32,470,730	6,283,479	15,260,243	6,187,860

HomeBanc Corp.

Condensed Consolidated Balance Sheet

	September 30, 2004	December 31, 2003

	(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash	$23,025	$1,722
Restricted Cash	9,370	4,447
Mortgage loans held for sale	348,432	325,482
Mortgage loans held for investment, net of allowance of $1,659	2,016,043	—
Mortgage servicing rights, net	5,761	400
Accounts receivable	17,583	28,325
Prepaid assets, net	4,690	3,055
Premises and equipment, net	27,079	19,182
Goodwill, net	39,995	39,995
Deferred tax asset	6,163	—
Other assets, net	11,207	7,287

Total assets	$2,509,348	$429,895

Liabilities and shareholders’ equity
Warehouse lines of credit	$413,481	$257,045
Aggregation credit facilities	752,391	—
Loan funding payable	80,416	63,219
Accrued expenses	39,278	22,030
Debt	948,205	36,720
Deferred tax liability	—	5,969

Total liabilities	2,233,771	384,983
Minority interest	32	21
Commitments and contingent liabilities	—	—
Shareholders’ equity:
Preferred Stock – par value $0.01; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock – par value $0.01; 150,000,000 shares authorized; 45,501,117 shares issued and outstanding (6,446,438 at December 31, 2003)	455	64
Additional paid-in capital	315,042	46,139
Retained deficit	(39,008)	(1,227)
Accumulated other comprehensive income (loss)	(944)	(85)

Total shareholders’ equity	275,545	44,891

Total liabilities and shareholders’ equity	$2,509,348	$429,895

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